Invesco PowerShares

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                                                     Filed pursuant to Rule 433
                                              Registration Statement 333-137902
                                                            Dated Nov. 12, 2008

COMMODITY
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DYY       DPU       DDP       DEE

PowerShares DB Commodity Double Long ETN     DYY
PowerShares DB Commodity Long ETN            DPU
PowerShares DB Commodity Short ETN           DDP
PowerShares DB Commodity Double Short ETN    DEE

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index(TM) (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long and Double Long ETNs are based on the Optimum Yield(TM) version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield(TM) version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the
Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to
$0.03 per security.

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PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

Fact Sheet     Prospectus

Financial Details
                                DYY             DPU             DDP            DEE
Last Update                     11/10/2008      11/10/2008      11/10/2008     11/10/2008
                                4:15 PM EST     4:15 PM EST     4:15 PM EST    4:15 PM EST
Price                           8.39            16.31           38.72          52.78
Indicative Intra-day Value      8.58            15.83           37.81          52.58
Last End of Day RP Value        8.580           15.829          37.815         52.580
Last Date for End of Day Value  11/10/2008      11/10/2008      11/10/2008     11/10/2008

Index History(1) (Growth of $10,000)

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PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

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PowerShares DB Commodity
ETN & Index Data

Ticker Symbols
Commodity Double                DYY
Long
Commodity Long                  DPU
Commodity Short                 DDP
Commodity Double                DEE
Short

Fund Performance & Index History (%)(1) As of 9/30/2008

                                 1 Year    3 Year     5 Year  10 Year      Inception
Index

Deutsche Bank Liquid
Commodity Index-
Optimum Yield(TM) +2x Levered     39.97     27.75      51.89    36.98         -25.96

Deutsche Bank Liquid
Commodity Index-
Optimum Yield(TM) +1x Levered     23.33     16.87      26.70    20.39         -11.82

Deutsche Bank Liquid
Commodity Index(TM) -1x Levered  -15.79     -9.55     -16.16   -15.16          13.32

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PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

Intraday Indicative Value

Symbols
Commodity Double               DYYIV
Long
Commodity Long                 DPUIV
Commodity Short                DDPIV
Commodity Double               DEEIV
Short
CUSIP Symbols
Commodity Double           25154H475
Long

Commodity Long             25154H459
Commodity Short            25154H467
Commodity Double           25154H483
Short

Details
ETN price at listing          $25.00
Inception date               4/28/08
Maturity date                 4/1/38
Yearly investor fee            0.75%
Listing exchange           NYSE Arca
Index symbol                DBLCMACL

Issuer

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(3)

S&P rating                       AA-
Moody's rating                   Aa1

Risks

o        Non-principal protected
o        Leveraged losses
o        Subject to an investor fee
o        Limitations on repurchase
o        Concentrated exposure to Commodities

Benefits

o        Leveraged and short notes
o        Low cost
o        Intraday access
o        Listed
o        Transparent
o        Tax treatment (4)

Levered                               -34.51     -23.78   -33.87    -33.46  23.35

Comparative Indexes(2)
S&P 500 Index                         -21.98       0.22     5.17      3.06  -15.33
Lehman U.S. Aggregate Bond Index        3.65       4.15     3.78      5.20   -0.96

Long Index Weights
As of 11/10/2008
Commodity                        Contract Expiry Date           Weight (%)
Aluminium                                  11/18/2009                11.33
Corn                                       12/14/2009                 12.4
Gold                                        1/28/2009                10.67
Heating Oil                                 5/29/2009                22.01
Light Crude                                 6/22/2009                33.04
Wheat                                       7/14/2009                10.55
Short Index Weights
As of 11/10/2008
Commodity                        Contract Expiry Date           Weight (%)
Aluminium                                  12/17/2008                 2.39
Aluminium                                  12/16/2009                  9.9
Corn                                       12/12/2008                 2.67
Corn                                       12/14/2009                 9.09
Gold                                       12/29/2008                 2.31
Gold                                       12/29/2009                 8.22
Heating Oil                                12/31/2008                16.09
Heating Oil                                11/28/2008                  4.1
Light Crude                                12/19/2008                27.79
Light Crude                                11/20/2008                 6.26
Wheat                                      12/12/2008                 2.24
Wheat                                      12/14/2009                 8.95

Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. PowerShares DB Commodity ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB
3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to the PowerShares DB Commodity ETNs less the investor fee. Index history for the Long and Double Long ETNs is based on the
Deutsche Bank Liquid Commodity Index-Optimum Yield(TM) and index history for the Short and Double Commodity ETNs is based on the standard version of the
Deutsche Bank Liquid Commodity Index (collectively, the "Commodity Indexes").
The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3- month United States Treasury

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PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS. For current Index and PowerShares DB Commodity Oil
ETN performance go to http://dbfunds.db.com/notes.

(2)The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a
measurement of change in bond market conditions based on the performance of a specified group of bonds.

(3)The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Commodity ETNs.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch that are linked to the Index. The rating of Deutsche
Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Commodity ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity
ETNs is not equivalent to a direct investment in the Index or index components.
The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Commodity ETNs is zero, your investment will expire worthless.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

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PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

(4)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.

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